Exhibit 4.5

LARIMAR THERAPUETICS, INC.

NOTICE OF SUBSTITUTE OPTION GRANT

Name of Optionee:
Total Number of Shares subject to the Option:
Type of Option	Nonstatutory option (NSO)
Exercise Price per Share:	$
Option Substitution Date:	May 28, 2020
Vesting Schedule:

This Option has or will become vested and exercisable as follows:

•  With respect to 25% of the total number of Shares subject to this Option, when the Optionee completed or completes one year of Service after the Vesting Commencement Date; and

•  With respect to an additional 2.0833% of the Shares subject to this Option, when the Optionee completed or completes each month of Service thereafter, until the Option is fully vested and exercisable on the four year anniversary of the Vesting Commencement Date.

In addition, upon a termination of Service prior to May 28, 2021 either (i) by the Company without Cause or (ii) by the Optionee for Good Reason, any then unvested portion of the Option shall immediately become fully vested and exercisable.

Vesting Commencement Date:
Expiration Date:

By signing below, the Optionee and the Company agree that the option to purchase Shares indicated above is governed by the terms of the Substitute Option Agreement, which is attached to and made a part of this Notice of Substitute Option Grant. The Substitute Option Agreement includes important acknowledgments of the Optionee.

OPTIONEE:

Name:

Date:

LARIMAR THERAPEUTICS, INC.

By:

Title:

Date:

LARIMAR THERAPEUTICS, INC.

SUBSTITUTE OPTION AGREEMENT

On May 28, 2020, Lamar Therapeutics, Inc. (f/k/a Zafgen, Inc.) (the “Company”) completed a business combination with Chondrial Therapeutics, Inc. Immediately prior to the completion of that transaction, the Optionee held an outstanding option to purchase common units of Chondrial Therapeutics Holdings, LLC (the “Holdings Option”) granted under the Chondrial Therapeutics Holdings, LLC 2016 Equity Incentive Plan (the “Holdings Plan”). Pursuant to the terms of the business combination and Section 10(b)(iii) of the Holdings Plan, this option to purchase Shares of the Company (the “Larimar Option” or the “Option”) has been substituted for the Holdings Option. This Substitute Option Agreement (the “Agreement”) sets forth the terms and conditions of the Larimar Option. Capitalized terms not otherwise defined herein have the mentions set forth below in Section 18.

The Agreement is entered into as of May 28, 2020 and shall be administered by the Board of Directors of the Company (the “Board”) or the compensation committee thereof (the “Administrator”), as further described below in Section 8.

Section 1.	GRANT OF OPTION.

On the terms and conditions set forth in the Notice of Substitute Option Grant and this Agreement, the Company hereby grants to the Optionee this Option to purchase at the Exercise Price the number of Shares set forth in the Notice of Substitute Option Grant. The Option is intended to be a Nonstatutory Option. The Exercise Price shall be payable in a form described in Section 4 below.

Section 2.	RIGHT TO EXERCISE.

The Option shall not be exercisable unless the Optionee has delivered an executed copy of this Agreement to the Company. The Option will become vested and exercisable in accordance with the Vesting Schedule set forth on the Notice of Substitute Option Grant. Subject to the conditions set forth in this Agreement, the vested portion of the Option may be exercised at any time prior to its expiration.

Section 3.	NO TRANSFER OR ASSIGNMENT OF OPTION.

This Option is not transferable or assignable by the Optionee other than by will or by the laws of descent and distribution. Any other attempt to transfer the Option, whether voluntary or involuntary, by operation of law or otherwise, will be ineffective. During the Optionee’s lifetime, the Option is exercisable only by the Optionee. Subject to the foregoing, the terms and conditions of the Option will be binding upon the Optionee’s executors, administrators and heirs.

Section 4.	EXERCISE PROCEDURES.

(a) Notice of Exercise. The Optionee may exercise this Option by giving written notice to the Company. The notice shall specify the election to exercise this Option, the number of Shares for which it is being exercised and the form of payment. The Optionee shall deliver to the Company, at the time of giving the notice, payment in a form permissible under this Section 4 for the full amount of the Exercise Price. As set forth in Section 19 hereto, the written exercise notice must also be accompanied by any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(b) Exercise Price. The Optionee shall pay to the Company the Exercise Price in cash or by such other means as the Administrator may authorize from time to time.

(c) No Rights as Stockholder until Exercise. This Agreement does not confer upon the Optionee any of the rights or privileges of a stockholder in the Company unless and until the Optionee exercises the Option and is issued Shares hereunder.

(d) Withholding Taxes. Any exercise of this Option will be conditioned on the Optionee making arrangements satisfactory to the Administrator to satisfy any federal, state, local or foreign withholding tax obligations. Unless otherwise determined by the Administrator, the withholding obligation may be satisfied, in whole or in part, by the withholding of Shares otherwise issuable hereunder with an aggregate Fair Market Value equal to such withholding obligation (or the applicable portion thereof).

Section 5.	TERM AND EXPIRATION.

(a) Basic Term. This Option shall in all events expire on the Expiration Date set forth in the Notice of Substitute Option Grant, which date is no later than ten (10) years after the original date of grant of the Holdings Option.

(b) Termination of Service. Upon a termination of Service, the unvested portion of the Option shall immediately be forfeited and the vested but unexercised portion of the Option (including any portion of the Option that became vested in connection with the termination of Service) shall expire in accordance with this Section 5(b).

(1) For Cause. If an Optionee’s Service is terminated by the Company for Cause, the vested portion of the Option shall automatically and immediately be forfeited by the Optionee on the date of termination.

(2) Due to Death. If an Optionee’s Service is terminated due to the Optionee’s death, the Option may be exercised, to the extent vested prior to the Optionee’s death, by the executor or administrator of the Optionee’s estate or by any person who has acquired the Option by beneficiary designation, bequest or inheritance, prior to the earlier of: (i) the Expiration Date or (ii) the twelve (12) month anniversary of the Optionee’s death.

(3) For Any Other Reason. If the Optionee’s Service is terminated for any reason other than for Cause or due to the death of the Optionee, the Option may be exercised, to the extent vested prior to and/or in connection with the Optionee’s termination of Service, prior to the earlier of: (i) the Expiration Date or (ii) the date three (3) months after the Optionee’s termination of Service.

Section 6.	LEGALITY OF ISSUANCE.

(a) No Shares shall be issued upon the exercise of this Option unless and until the Company has determined that:

(1) it and the Optionee have taken any actions required to register such Shares under the Securities Act or to perfect an exemption from the registration requirements thereof;

(2) the Optionee has made such representations and warranties to the Company in connection with the issuance and acquisition of Shares as the Company deems satisfactory;

(3) any applicable listing requirement of any stock exchange or other securities market on which the Company’s equity is listed has been satisfied; and

(4) any other applicable provision of federal, State or foreign law has been satisfied.

(b) All Shares issued upon exercise of this Option shall be subject to such transfer restrictions as are required or deemed advisable under the provisions of any applicable law.

(c) Any determination by the Company and its counsel in connection with any of the matters set forth in this section shall be conclusive and binding on the Optionee and all other Persons.

Section 7.	OBLIGATIONS OF OPTIONEE.

If the Participant violates or contests any non-competition, non-solicitation, confidentiality or other restrictive covenant in favor of the Company or any of its Affiliates and such violation, if curable, is not cured within five days after written notice thereof, then in addition to any other remedies available to the Company or its Affiliates, the Option (including all vested and unvested portions thereof) shall be forfeited.

Section 8.	ADMINISTRATION.

The Administrator shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of this Option, including by deciding or resolving any and all questions, including interpretations of this Agreement, as may arise in connection with the Option. The decision or action of the Administrator with respect to any questions arising out of, or in connection with, the administration, interpretation and application of this Agreement shall be final and conclusive and binding upon all Persons having any interest in this Option.

Section 9.	ADJUSTMENT OF SHARES.

In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, spin-off, reverse stock split, subdivision, combination, reclassification or other change in the capital structure of the Company affecting the Shares without consideration, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Option, the number of Shares then subject hereto and the Exercise Price will be equitably adjusted by the Administrator, subject to compliance with applicable laws; provided, however, that fractions of Shares will not be issuable hereunder but will be rounded down to the nearest whole Share.

Section 10.	LIQUIDATION EVENT

If a Liquidation Event occurs, the Option shall be subject to the definitive agreement governing such Liquidation Event. Such governing agreement, without requiring consent of the Optionee, shall provide for one or more of the following:

(a) The continuation of the Option by the Company (if the Company is the surviving entity).

(b) The assumption of the Option by the surviving entity or its parent in a manner that would comply with Section 424(a) of the Code, if such section were applicable.

(c) The substitution by the surviving entity or its parent of a new option for the Option in a manner that would comply with Section 424(a) of the Code, if such section were applicable.

(d) The Optionee shall be able to exercise the Option, to the extent vested, during a period of not less than five (5) full business days preceding the closing date of the Liquidation Event, unless (1) a shorter period is required to permit a timely closing of the Liquidation Event and (2) such shorter period still offers the Optionee a reasonable opportunity to exercise the Option. Any exercise of the Option during such period may be contingent on the closing of the Liquidation Event.

(e) The cancellation of the Option and a payment to the Optionee equal to the excess of (A) the Fair Market Value as of the closing date of the Liquidation Event over (B) the Exercise Price, multiplied by either (i) the total number of outstanding Shares subject to the Option or (ii) the number of outstanding vested Shares subject to the Option, at the discretion of the Administrator. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when the Option would have become exercisable. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Option would have become exercisable. If the Exercise Price exceeds the Fair Market Value as of the closing date of the Liquidation Event, then the Option may be cancelled without payment to the Optionee.

(f) The full or partial vesting of any otherwise unvested portion of the Option upon the closing of the Liquidation Event.

(g) The cancellation of the Option (whether vested or unvested) for no payment of consideration.

Section 11.	SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided to the contrary in Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Optionee and the Optionee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

Section 12.	NO RETENTION RIGHTS.

Nothing in this Agreement shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate of the Company) or of the Optionee, which rights are hereby expressly reserved by each, to terminate the Optionee’s Service at any time and for any reason, with or without Cause.

Section 13.	APPLICABLE POLICIES.

The Optionee hereby agrees that he or she will be subject to all policies of the Company and its Affiliates regarding clawbacks, securities trading, hedging or pledging of securities and all similar matters that may be in effect from time to time.

Section 14.	NOTICE.

Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, (iii) deposit with a recognized over-night carrier, with shipping charges prepaid, or (iv) electronic delivery in a manner specified by the Company. Notice shall be addressed to the Company at its principal executive office and to the Optionee at the most recent address contained in the personnel records of the Company (or such other address that he or she most recently provided to the Company in accordance with this Section 14).

Section 15.	ENTIRE AGREEMENT.

The Notice of Substitute Option Grant and this Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof, including but not limited to that certain Notice of Option Grant and Option Agreement evidencing the Holdings Option.

Section 16.	CHOICE OF LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

Section 17.	ACKNOWLEDGEMENTS AND AGREEMENTS OF THE OPTIONEE.

(a) Tax Consequences. The Optionee agrees that the Company does not have a duty to design or administer its compensation programs in a manner that minimizes the Optionee’s tax liabilities. The Optionee shall not make any claim against the Company, or any of its officers, directors, or employees related to tax liabilities arising from the grant to the Optionee of this Option, or the Optionee’s exercise or ownership of Shares, or the Optionee’s other compensation. The Optionee acknowledges that the Company has encouraged the Optionee to consult his or her own adviser to determine the tax consequences of acquiring the Shares.

(b) Electronic Delivery of Documents. The Optionee agrees that the Company may deliver by email all documents relating to this Agreement or the Shares (including, without limitation, a prospectus) and all other documents that the Company is required to deliver to its security holders (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). The Optionee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Optionee by email of their availability. Upon written request, the Company will provide to the Optionee a paper copy of any document also delivered to the Optionee electronically. The authorization described in this paragraph may be revoked by the Optionee any time by written notice to the Company.

(c) No Notice of Expiration Date. The Optionee agrees that the Company and its officers, employees, attorneys and agents do not have any obligation to notify Optionee prior to the expiration of this Option, regardless of whether this Option will expire at the end of its full term or on an earlier date related to the termination of the Optionee’s Service or otherwise. The Optionee further agrees that he or she has the sole responsibility for monitoring the expiration of this Option and for exercising this Option, if at all, before it expires. This Section 17(c) shall supersede any contrary representation that may have been made, orally or in writing, by the Company or by an officer, employee, attorney or agent of the Company.

Section 18.	DEFINITIONS.

(a) “Affiliate” shall mean, with respect to a Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

(b) “Cause” shall mean: (x) a good faith finding by the Company’s or its successor’s Board (i) of a willful failure of the Optionee to perform his or her reasonably assigned duties for the Company under any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Optionee and the Company, where such duties are commensurate with the Optionee’s position, which failure is not cured within ten (10) days after written notice thereof, unless the Board determines in good faith such failure is not curable, or (ii) that the Optionee has engaged in a material act of dishonesty, gross negligence or material misconduct; (y) the conviction of the Optionee of, or the entry of a pleading of guilty by the Optionee to, a felony; or (z) a breach by the Optionee of any material provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Optionee and the Company, which breach is not cured within ten (10) days after written notice thereof unless the Board determines in good faith such breach is not curable.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Good Reason” for termination shall exist upon, without the Optionee’s written consent: (x) a change by the Company in the location at which the Optionee performs his or her principal duties for the Company of more than 25 miles from the location at which the Optionee was performing his or her principal duties for the Company prior to such change; (y) a reduction of the Optionee’s monthly cash compensation; or (z) a material adverse change in the Optionee’s title, authority or duties; and provided further that no such event or condition shall constitute Good Reason unless the Optionee gives the Company a written notice of termination not more than 120 days after the initial existence of the condition.

(e) “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of the Option, subject to adjustment hereunder.

(f) “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq Global Market, the Fair Market Value of a Share will be the closing sales price for such stock as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Shares) at the close of regular hours trading on the day of determination; (ii) if the Shares are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for Shares at the close of regular hours trading on the day of determination; or (iii) if Shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Administrator taking into consideration such factors as the Administrator considers appropriate, such determination by the Administrator to be final, conclusive and binding. Notwithstanding the foregoing, in connection with a Liquidation Event, Fair Market Value shall be determined in good faith by the Administrator, such determination by the Administrator to be final, conclusive and binding.

(g) “Liquidation Event” shall mean (1) any merger, consolidation, recapitalization or sale of the Company, transfer of Shares or other transaction or series of transactions in which the stockholders of the Company immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the Company after the closing of such transaction or, in the case of any merger or consolidation of the Company, of the surviving entity after the closing of such transaction, (2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary or subsidiaries of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole (or, if substantially all the assets of the

Company and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned subsidiaries of the Company, or (3) any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(h) “Notice of Substitute Option Grant” shall mean the document so entitled to which this Agreement is attached.

(i) “Nonstatutory Option” shall mean an option that is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(j) “Optionee” shall mean the Person named in the Notice of Substitute Option Grant.

(k) “Person” shall mean an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(l) “Service” shall mean continued service as an employee, consultant, or advisor of the Company or its Affiliate (or, prior to May 28, 2020, to Chondrial Therapeutics, Inc. or its Affiliates). The Optionee shall not be deemed to have ceased to provide Service while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing or as otherwise required by law. In the case of an approved leave of absence, the Administrator may make provisions respecting crediting of service, including suspension of vesting of the option (including pursuant to a formal policy adopted from time to time by the Company). The Administrator will have sole discretion to determine whether the Optionee has ceased to provide Service and the effective date on which the Optionee ceased to provide Service.

(m) “Share” shall mean a share of common stock of the Company, par value $0.001.

Section 19.	FURTHER ASSURANCES.

The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.